Exhibit 21
CNF INC.
SIGNIFICANT SUBSIDIARIES
December 31, 2005
     CNF and its significant subsidiaries were:

		State or
	Percent of	Province or
	Stock Owned	Country of
Parent and Significant Subsidiaries	by CNF	Incorporation
CNF Inc.		Delaware

Significant Subsidiaries of CNF Inc.:

Con-Way Transportation Services, Inc.	100	Delaware

Menlo Worldwide, LLC	100	Delaware